 Exhibit 99.1

Cyclacel Pharmaceuticals, Inc

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CYCLACEL PHARMACEUTICALS PRICES $12.65 MILLION

UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

Berkeley Heights, New Jersey, March 12, 2021 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”), a biopharmaceutical company developing innovative medicines based on cancer cell biology, today announced the pricing of an underwritten public offering of 1,807,143 shares of its common stock, offered at a price of $7.00 to the public. Additionally, the Company has granted the underwriters a 30-day option to purchase up to an additional 271,071 shares of common stock at the public offering price, less underwriting discounts and commissions. All of the shares in the offering are being offered by the Company. The offering is expected to close on or about March 16, 2021, subject to customary closing conditions. The gross proceeds to the Company from this offering are expected to be approximately $12.65 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. This amount assumes no exercise of the underwriters’ option.

Cyclacel intends to use the net proceeds from this offering to support the Company’s growth strategy and for working capital and general corporate purposes, including research and development expenses, and capital expenditures.

Oppenheimer & Co. Inc. is acting as the sole book-running manager, and Ladenburg Thalmann & Co. Inc., Roth Capital Partners, and Brookline Capital Markets, a division of Arcadia Securities, LLC are acting as co-managers for the public offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-231923) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on June 21, 2019. A preliminary prospectus supplement relating to the offering was filed with the SEC on March 11, 2021 and is available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to the offering will be filed with the SEC and will also be available on the SEC’s web site at www.sec.gov.  Before investing in the offering, you should read the prospectus supplement and the accompanying prospectus in their entirety as well as the other documents that the Company has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering. Copies of the final prospectus supplement and accompanying prospectus, when available, may also be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, USA Tel +1 908 517 7330 Fax +1 866 271 3466

☐ 1 James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, and the anti-mitotic program CYC140, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies. Cyclacel's strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Jason Assad, (678) 570-6791, jason.assad@russopartnersllc.com

© Copyright 2021 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.